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                                                                 EXHIBIT 10.16.1

December 2, 1998


Mr. Rick Pleczko


Dear Mr. Pleczko:

Mission Critical Software, Inc. ("MSC") is pleased to offer you the position of Vice President of Product Management reporting to Mike Bennett. The following sets forth your compensation package.

 .  Your base salary will be $182,500 per year.

 . Subject to MCS' Board of Directors approval, upon your acceptance of this offer of employment, you will be granted options of 172,000 (approximately 1.25% fully diluted) shares of MCS' common stock, at an exercise price of $2.50 per option. The options will vest 25% at the end of twelve (12) months' employment and monthly thereafter for the following three (3) years.

 . You will receive an initial quarterly incentive bonus targeted at $31,250 per fiscal quarter, based on corporate operating results to be established by the MCS' Board of Directors.

 . If due to your start date with MCS, your quarterly bonus from PLATINUM technology inc. is not made, MCS will provide you a hiring advance equal to $31,250, which will be forgiven over your first twelve (12) months of employment.

 . If you are terminated without cause, you will receive a severance payment equivalent to six (6) months' base salary and if terminated without cause during the first twelve (12) months of employment, 25% of your options will vest.

 . Benefits include Company paid health and life insurance and you will receive fifteen (15) vacation days per year.


Employment with MCS is continent upon your agreeing to and signing our Employment Agreement. MCS is an "at will" employer. You will receive a copy tailored to your position on your first day of employment.
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This offer is remains open until December 9,1998, and I would like your Start
Date to be as soon as possible but no later than January 1, 1999. Please indicate your acceptance of this offer by signing below and returning this letter to Steve Odom. If you have any questions, please feel free to call me at 713-548-1700. We look forward to having you on our team.

Sincerely,

MISSION CRITICAL SOFTWARE, INC.



/s/  Michael Bennett
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Michael Bennett
President & CEO


EMPLOYMENT OFFER ACCEPTED BY


/s/ Rick Pleczko
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Name

12/8/1999
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Date

12/21/1999
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Starting Date